SECRETARY'S CERTIFICATE


     I, Julie A. Tedesco, Assistant Secretary of The Gabelli Money Market Funds, a Delaware business trust (the "Fund"), pursuant to the vote adopted by the Board of Trustees at a meeting held on February 18, 1998 and in accordance with said vote, do hereby certify that the Board Members ratified and approved a power of attorney from Mario J. Gabelli authorizing Bruce N. Alpert to execute and sign on behalf of Mario J. Gabelli, Chief Executive Officer of the Fund, all amendments and supplements to the Fund's Registration Statement on Form N-1A.

     IN WITNESS WHEREOF, I have hereunto set my hand as officer of said Fund this 18th day of February, 1998.



                                                            /s/ JULIE A. TEDESCO
                                                                Julie A. Tedesco
                                                             Assistant Secretary